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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 _____________

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) APRIL 27, 2000

                              EQUALNET COMMUNICATIONS CORP.
                              -----------------------------
             (Exact Name of Registrant as Specified in its Charter)


          TEXAS                        0-25482                    76-0457803
(State or Other Jurisdiction   (Commission File Number)         (IRS Employer
      of Incorporation)                                      Identification No.)

1250 Wood Branch Park Drive, Houston, TX                      77079
(Address of Principal Executive Offices)                   (Zip Code)

Registrant's telephone number, including area code      (281) 529-4600
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                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

          On April 27, 2000, Equalnet Communications Corp. (the "Registrant") entered into a definitive agreement (the "Stock Purchase Agreement") to acquire all of the outstanding shares of Max-Tel Communications, Inc., a privately held corporation ("MTC"). The total consideration payable by Registrant to the shareholders of MTC may range from $3 million to $6 million in cash and from 5 million to 12 million restricted shares of common stock of Registrant. The shareholders of MTC have the right to elect to receive restricted shares of common stock of the Registrant in lieu of cash. In the event that the MTC shareholders make such an election the amount of the cash consideration will be reduced but will not be reduced below $3 million. The number of shares of the Registrant to be issued in such event will be increased but will not be increased to an amount in excess of 12 million shares. The market price of the common stock of the Registrant will also affect the number of its shares of
common stock to be issued to the shareholders of MTC.    MTC is a prepaid
competitive local exchange carrier providing prepaid dial tone to subscribers who typically do not meet the credit criteria imposed by the incumbent local exchange carriers.

          The acquisition of MTC by the Registrant is subject, among other things, to Registrant's satisfactory completion of its due diligence, obtaining required regulatory approvals, and Registrant's financing of the cash component of the transaction consideration. Registrant has received a preliminary commitment from a lender to provide the financing necessary to consummate the transaction.

          On May 2, 2000 the Registrant issued a press release (the "Press Release") announcing the signing of the Stock Purchase Agreement. Further details concerning the acquisition of MTC by Registrant are contained the Registrant's Press Release, which is filed herewith.


ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (c)  Exhibits

Exhibit number   Description
--------------   -----------
     99.1        Press Release of May 2, 2000

                                       2
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                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               EQUALNET COMMUNICATIONS CORP.

                               By:   /s/ Mitchell H. Bodian
                                     ----------------------
                                     Mitchell H. Bodian
                                     President & Chief Executive Officer

Date:  May  5, 2000

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                                 EXHIBIT INDEX


Exhibit number   Description
--------------   -----------
     99.1        Press Release of May 2, 2000

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